Exhibit 10.13

ELGIN FINANCIAL SAVINGS BANK

DIRECTOR RETIREMENT AGREEMENT

THIS AGREEMENT is adopted this 19th day of June, 2002, by and between ELGIN FINANCIAL SAVINGS BANK, a State/Stock Savings Bank located in Elgin, Illinois (the “Company”) and THOMAS I. ANDERSON (the “Director”).

INTRODUCTION

To encourage the Director to remain a member of the Company’s Board of Directors, the Company is willing to provide retirement benefits to the Director.  The Company will pay the benefits from its general assets.

AGREEMENT

The Director and the Company agree as follows:

Article 1

Definitions

Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

1.1                     “Change of Control” means:

(a)                      A change in the ownership of the capital stock of the Company, whereby another corporation, person, or group acting in concert (hereinafter this Agreement shall collectively refer to any combination of these three [another corporation, person, or group acting in concert] as a “Person”) as described in Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), acquires, directly or indirectly, beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of a number of shares of capital stock of the Company  which constitutes fifty percent (50%) or more of the combined voting power of the Company’s  then outstanding capital stock then entitled to vote generally in the election of directors; or

(b)                     The persons who were members of the Board of Directors of the Company immediately prior to a tender offer, exchange offer, contested election or any combination of the foregoing, cease to constitute a majority of the Board of Directors; or

(c)                      The adoption by the Board of Directors of the Company of a merger, consolidation or reorganization plan involving the Company in which the Company is not the surviving entity, or a sale of all or substantially all of the assets of the Company.  For purposes of this Agreement, a sale of all or substantially all of the assets of the Company shall be deemed to occur if any Person acquires (or during the 12-month period ending on the date of the most recent acquisition by such Person, has acquired) gross assets of the Company that have an aggregate fair market value equal to fifty percent (50%) or more of the fair market value of all of the respective gross assets of the Company immediately prior to such acquisition or acquisitions; or

(d)                     A tender offer or exchange offer is made by any Person which results in such Person beneficially owning (within the meaning of Rule 13d-3 promulgated under the Exchange Act) either fifty percent (50%) or more of the Company’s outstanding shares of Common Stock or shares of capital stock having fifty percent (50%) or more the combined voting power of the Company’s then outstanding capital stock (other than an offer made by the Company), and sufficient shares are acquired under the offer to cause such person to own fifty percent (50%) or more of the voting power; or

(e)                      Any other transactions or series of related transactions occurring which have substantially the same effect as the transactions specified in any of the preceding clauses of this Section 1.1.

Notwithstanding the above, certain transfers are permitted within Section 318 of the Code and such transfers shall not be deemed a Change of Control under this Section 1.1.

1.1                     “Code” means the Internal Revenue Code of 1986, as amended.

1.2                     “Disability” means the Director’s suffering a sickness, accident or injury which has been determined by the carrier of any individual or group disability insurance policy covering the Director, or by the Social Security Administration, to be a disability rendering the Director totally and permanently disabled.  The Director must submit proof to the Company of the carrier’s or Social Security Administration’s determination upon the request of the Company.

1.3                     “Early Termination” means the Termination of Service before Normal Retirement Age for reasons other than death, Disability, Termination for Cause or following a Change of Control.

1.4                     “Early Termination Date” means the month, day and year in which Early Termination occurs.

1.5                     “Effective Date” means January 1, 2002.

1.6                     “Normal Retirement Age” means the Director’s 70th birthday.

1.7                     “Normal Retirement Date” means the later of the Normal Retirement Age or Termination of Service.

1.8                     “Plan Year” means each 12-month period from the Effective Date.

1.9                     “Termination for Cause” See Section 5.2.

1.10               “Termination of Service” means that the Director ceases to be a member of the Company’s Board of Directors for any reason, voluntarily or involuntarily, other than by reason of a leave of absence approved by the Company.

1.11               “Years of Service” means the total number of twelve-month periods during which the Director has served on the Company’s Board of Directors.  The Director was appointed to the Board of Directors of the Company in January, 1988.

Article 2

Lifetime Benefits

2.1                     Normal Retirement Benefit.  Upon Termination of Service on or after Normal Retirement Age for reasons other than death, the Company shall pay to the Director the benefit described in this Section 2.1 in lieu of any other benefit under this Agreement.

2.1.1           Amount of Benefit.  The annual benefit under this Section 2.1 is $15,500 (Fifteen Thousand Five Hundred Dollars).  The Company’s Board of Directors, in its sole discretion, may increase the annual benefit under this Section 2.1.1; however, any increase shall require the recalculation of Schedule A.

2.1.2            Payment of Benefit.  The Company shall pay the annual benefit to the Director in 12 equal monthly installments payable on the first day of each month commencing with the month following the Director’s Normal Retirement Date, paying the annual benefit to the Director for a period of 10 years.

2.1.3            Benefit Increases.  Commencing on the first anniversary of the first benefit payment, and continuing on each subsequent anniversary, the Company’s Board of Directors, in its sole discretion, may increase the benefit.

2.2                     Early Termination Benefit.  Upon Early Termination, the Company shall pay to the Director the benefit described in this Section 2.2 in lieu of any other benefit under this Agreement.

2.2.1            Amount of Benefit.  The benefit under this Section 2.2 is the Early Termination annual Installment set forth on Schedule A for the Plan Year ending immediately prior to the Early Termination Date, determined by zero vesting prior to the Director completing ten (10) Years of Service and thereafter the Director becomes 100 percent vested in the Accrual Balance.  An increase in the annual benefit under Section 2.1.1 shall require the recalculation of this benefit on Schedule A.  This benefit is determined by calculating a 10-year fixed annuity from the Accrual Balance, crediting interest on the unpaid balance at an annual rate of 7.50 percent, compounded monthly.

2.2.2            Payment of Benefit.  The Company shall pay the annual benefit to the Director in 12 equal monthly installments commencing with the month following Termination of Service, paying the annual benefit to the Director for a period of 10 years.

2.2.3            Benefit Increases.  Benefit payments may be increased as provided in Section 2.1.3.

2.3                     Disability Benefit.  If the Director terminates Service due to Disability prior to Normal Retirement Age, the Company shall pay to the Director the benefit described in this Section 2.3 in lieu of any other benefit under this Agreement.

2.3.1            Amount of Benefit.  The benefit under this Section 2.3 is the Disability annual Installment set forth in Schedule A for the Plan Year ending immediately prior to the date in which Termination of Service occurs, determined by zero vesting prior to the Director completing ten (10) Years of Service and thereafter the Director becomes 100 percent vested in the Accrual Balance.  An increase in the annual benefit under Section 2.1.1 would require the recalculation of this benefit on Schedule A.  This benefit is determined by calculating a 10-year fixed annuity from the Accrual Balance, crediting interest on the unpaid balance at an annual rate of 7.50 percent, compounded monthly.

2.3.2            Payment of Benefit.  The Company shall pay the annual benefit amount to the Director in 12 equal monthly installments commencing with the month following Termination of Service, paying the annual benefit to the Director for a period of 10 years.

2.3.3            Benefit Increases.  Benefit payments may be increased as provided in Section 2.1.3.

2.4                     Change of Control Benefit.  Upon a Change of Control, the Company shall pay to the Director the benefit described in this Section 2.4 in lieu of any other benefit under this Agreement.

2.4.1            Amount of Benefit.  The annual benefit under this Section 2.4 is the Change of Control annual Installment set forth on Schedule A for the Plan Year ending immediately prior to the date in which Termination of Service occurs, determined by vesting the Director in the Normal Retirement Benefit described in Section 2.1.1.

2.4.2            Payment of Benefit.  The Company shall pay the annual benefit to the Director in 12 equal monthly installments commencing with the month following the Normal Retirement Age, paying the annual benefit to the Director for a period of 10 years.

2.4.3            Benefit Increases.  Benefit payments may be increased as provided in Section 2.1.3.

Article 3

Death Benefits

3.1                     Death During Active Service.  If the Director dies while in the active service of the Company, the Company shall pay to the Director’s beneficiary the benefit described in this Section 3.1.  This benefit shall be paid in lieu of the Lifetime Benefits under Article 2.

3.1.1            Amount of Benefit.  The annual benefit under this Section 3.1 is the Pre-retirement Death Benefit annual Installment set forth on Schedule A for the Plan Year ending immediately prior to the date in which death occurs, determined by vesting the Director in 100 percent of the Accrual Balance. An increase in the annual benefit under Section 2.1.1 would require the recalculation of this benefit on Schedule A.  This benefit is determined by calculating a 10-year fixed annuity from the Accrual Balance, crediting interest on the unpaid balance at an annual rate of 7.50 percent, compounded monthly.

3.1.2            Payment of Benefit.  The Company shall pay the annual benefit to the Director’s beneficiary in 12 equal monthly installments commencing with the month following the Director’s death, paying the annual benefit to the Director’s beneficiary for a period of 10 years.

3.2                     Death During Payment of a Lifetime Benefit.  If the Director dies after any Lifetime Benefit payments have commenced under this Agreement but before receiving all such payments, the Company shall pay the remaining benefits to the Director’s beneficiary at the same time and in the same amounts they would have been paid to the Director had the Director survived.

3.3                     Death After Termination of Employment But Before Payment of a Lifetime Benefit Commences.  If the Director is entitled to a Lifetime Benefit under this Agreement, but dies prior to the commencement of said benefit payments, the Company shall pay the same benefit payments to the Director’s beneficiary that the Director was entitled to prior to death except that the benefit payments shall commence on the first day of the month following the date of the Director’s death.

Article 4

Beneficiaries

4.1                     Beneficiary Designations.  The Director shall designate a beneficiary by filing a written designation with the Company.  The Director may revoke or modify the designation at any time by filing a new designation.  However, designations will only be effective if signed by the Director and received by the Company during the Director’s lifetime.  The Director’s beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Director or if the Director names a spouse as beneficiary and the marriage is subsequently dissolved.  If the Director dies without a valid beneficiary designation, all payments shall be made to the Director’s estate.

4.2                     Facility of Payment.  If a benefit is payable to a minor, to a person declared incompetent or to a person incapable of handling the disposition of his or her property, the Company may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incapacitated person or incapable person.  The Company may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit.  Such distribution shall completely discharge the Company from all liability with respect to such benefit.

Article 5

General Limitations

5.1                     Excess Parachute Payment.  Notwithstanding any provision of this Agreement to the contrary, the Company shall not pay any benefit under this Agreement to the extent the benefit would create an excise tax under the excess parachute rules of Section 280G of the Code.

5.2                     Termination for Cause.  Notwithstanding any provision of this Agreement to the contrary, the Company shall not pay any benefit under this Agreement if the Company terminates the Director’s service for:

(a)                      Conviction of a felony or of a gross misdemeanor involving moral turpitude; or

(b)                     Fraud, disloyalty, dishonesty or willful violation of any law or significant Company policy committed in connection with the Director’s service and resulting in an adverse effect on the Company.

5.3                     Suicide or Misstatement.  The Company shall not pay any benefit under this Agreement if the Director commits suicide within three years after the date of this Agreement.  In addition, the Company shall not pay any benefit under this Agreement if the Director has made any material misstatement of fact on an employment application or resume provided to the Company, or on any application for any benefits provided by the Company to the Director.

Article 6

Claims and Review Procedure

6.1                     Claims Procedure.  Any person or entity (“claimant”) who has not received benefits under this Agreement that he or she believes should be paid shall make a claim for such benefits as follows:

6.1.1            Initiation - Written Claim.  The claimant initiates a claim by submitting to the Company a written claim for the benefits.

6.1.2            Timing of Company Response.  The Company shall respond to such claimant within 90 days after receiving the claim.  If the Company determines that special circumstances require additional time for processing the claim, the Company can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required.  The notice of extension must set forth the special circumstances and the date by which the Company expects to render its decision.

6.1.3            Notice of Decision.  If the Company denies part or all of the claim, the Company shall notify the claimant in writing of such denial.  The Company shall write the notification in a manner calculated to be understood by the claimant.  The notification shall set forth:

(a)                     The specific reasons for the denial,

(b)                    A reference to the specific provisions of the Agreement on which the denial is based,

(c)                     A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed,

(d)                    An explanation of the Agreement’s review procedures and the time limits applicable to such procedures, and

(e)                     A statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

6.2                     Review Procedure.  If the Company denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Company of the denial, as follows:

6.2.1            Initiation – Written Request.  To initiate the review, the claimant, within 60 days after receiving the Company’s notice of denial, must file with the Company a written request for review.

6.2.2            Additional Submissions – Information Access.  The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim.  The Company shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

6.2.3            Considerations on Review.  In considering the review, the Company shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

6.2.4            Timing of Company Response.  The Company shall respond in writing to such claimant within 60 days after receiving the request for review.  If the Company determines that special circumstances require additional time for processing the claim, the Company can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required.  The notice of extension must set forth the special circumstances and the date by which the Company expects to render its decision.

6.2.5            Notice of Decision.  The Company shall notify the claimant in writing of its decision on review.  The Company shall write the notification in a manner calculated to be understood by the claimant.  The notification shall set forth:

(a)                     The specific reasons for the denial,

(b)                    A reference to the specific provisions of the Agreement on which the denial is based,

(c)                     A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits, and

(d)                    A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

Article 7

Amendments and Termination

This Agreement may be amended or terminated only by a written agreement signed by the Company and the Director.

Notwithstanding the previous paragraph in this Article 7, the Company may amend or terminate this Agreement at any time if, pursuant to legislative, judicial or regulatory action, continuation of the Agreement would (i) cause benefits to be taxable to the Director prior to actual receipt, or (ii) result in significant financial penalties or other significantly detrimental ramifications to the Company (other than the financial impact of paying the benefits).  However, in no event shall this Agreement be terminated under this section without payment to the Director of any vested benefit.

Article 8

Miscellaneous

8.1                     Binding Effect.  This Agreement shall bind the Director and the Company, and their beneficiaries, survivors, executors, successors, administrators and transferees.

8.2                     No Guarantee of Service.  This Agreement is not a contract for services.  It does not give the Director the right to remain in the service of the Company, nor does it interfere with the shareholder’s rights to discharge the Director.  It also does not require the Director to remain in the service of the Company nor interfere with the Director’s right to terminate services at any time.

8.3                     Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

8.4                     Reorganization.  The Company shall not merge or consolidate into or with another company, or reorganize, or sell substantially all of its assets to another company, firm, or person unless such succeeding or continuing company, firm, or person agrees to assume and discharge the obligations of the Company under this Agreement.  Upon the occurrence of such event, the term “Company” as used in this Agreement shall be deemed to refer to the successor or survivor company.

8.5                     Tax Withholding.  The Company shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

8.6                     Applicable Law.  The Agreement and all rights hereunder shall be governed by the laws of the State of Illinois, except to the extent preempted by the laws of the United States of America.

8.7                     Unfunded Arrangement.  The Director and beneficiary are general unsecured creditors of the Company for the payment of benefits under this Agreement.  The benefits represent the mere promise by the Company to pay such benefits.  The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors.  Any insurance on the Director’s life is a general asset of the Company to which the Director and beneficiary have no preferred or secured claim.

8.8                     Entire Agreement.  This Agreement constitutes the entire agreement between the Company and the Director as to the subject matter hereof.  No rights are granted to the Director by virtue of this Agreement other than those specifically set forth herein.

8.9                     Administration.  The Company shall have powers which are necessary to administer this Agreement, including but not limited to:

(a)                      Establishing and revising the method of accounting for the Agreement;

(b)                     Maintaining a record of benefit payments; and

(c)                      Establishing rules and prescribing any forms necessary or desirable to administer the Agreement; and

(d)                     Interpreting the provisions of the Agreement.

8.10               Named Fiduciary. The Company shall be the named fiduciary and plan administrator under the Agreement.  The named fiduciary may delegate to others certain aspects of the management and operation responsibilities of the plan including the Service of advisors and the delegation of ministerial duties to qualified individuals.

IN WITNESS WHEREOF, the Director and a duly authorized Company officer have signed this Agreement.

DIRECTOR:	COMPANY:

ELGIN FINANCIAL SAVINGS BANK

/s/ Thomas I. Anderson	By	/s/ Barrett J. O'Connor
THOMAS I. ANDERSON	Title	President/CEO

BENEFICIARY DESIGNATION

ELGIN FINANCIAL SAVINGS BANK

DIRECTOR RETIREMENT AGREEMENT

THOMAS I. ANDERSON

I designate the following as beneficiary of any death benefits under this Agreement:

Primary:   Chere J.Anderson

Contingent:   Kris L. Anderson

Note:  To name a trust as beneficiary, please provide the name of the trustee(s) and the exact name and date of the trust agreement.

I understand that I may change these beneficiary designations by filing a new written designation with the Company.  I further understand that the designations will be automatically revoked if the beneficiary predeceases me, or, if I have named my spouse as beneficiary and our marriage is subsequently dissolved.

Signature	/s/ Thomas I. Anderson

Date	6-19-02

Received by the Company this  1st  day of  July , 2002.

By	/s/ Barrett J. O'Connor

Title	President/CEO

Clark/Bardes Consulting	Elgin Financial Savings Bank
Banking Practice	Director Retirement Agreement-Schedule A

Thomas Anderson

DOB: 1/28/1937 Plan Anniv Date: 1/1/2003 Retirement Age: 70 Payments: Monthly Installments				Early Termination		Disability		Change of Control		Preretirement Death Benefit
				Installment		Installment		Installment
				Payable Immediately		Payable Immediately		Payable at 70		Installment
Period Ending Dec of	Age	Benefit Level (2)	Accrual Balance	Vesting	Based On Accrual	Vesting	Based On Accrual	Vesting	Based On Benefit	Based On Benefit
		(1)	(2)	(3)	(4)	(5)	(6)	(7)	(8)	(9)
2002(1)	65	15,500	18,636	100%	2,638	100%	2,638	100%	15,500	2,638
2003	66	15,500	38,719	100%	5,481	100%	5,481	100%	15,500	5,481
2004	67	15,500	60,361	100%	8,545	100%	8,545	100%	15,500	8,545
2005	68	15,500	83,683	100%	11,846	100%	11,846	100%	15,500	11,846
2006	69	15,500	108,816	100%	15,404	100%	15,404	100%	15,500	15,404
Jan 2007		15,500	109,496	100%	15,500	100%	15,500	100%	15,500	15,500
First Payment Date of February 1, 2007

(1) Assumes an implementation date of January 1, 2002.  The first line reflects 12 months of data, January 2002 through December 2002.

/s/ Thomas Anderson	/s/ Barrett J. O'Connor	7/1/02
Participant	Elgin Financial Savings Bank	Date